Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 23, 2011, with respect to the audited statements of revenue and certain expenses of Ohio Factory Shops Partnership included in Tanger Factory Outlet Center Inc.’s Current Report on Form 8-K dated June 29, 2011 incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Tanger Factory Outlet Center Inc. for the registration of 5,916,214 shares of its common stock.

/s/ Ernst & Young LLP

Indianapolis, Indiana

December 17, 2013